UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under Section 240.14a-12

PDI, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

This filing relates to the proposed sale of substantially all of the assets, the goodwill and ongoing business comprising the Commercial Services segment of PDI, Inc. (the “Company”) to Publicis Touchpoint Solutions, Inc. (the “Buyer”) pursuant to an Asset Purchase Agreement, dated as of October 30, 2015, by and between the Buyer and the Company (the “Asset Purchase Agreement”). The Asset Purchase Agreement is described in a Current Report on Form 8-K filed by the Company on November 2, 2015 with the U.S. Securities and Exchange Commission.

This filing consists of the following document: a transcript of the conference call held by the Company on November 12, 2015 at 4:30 p.m. ET to discuss the Company’s financial and operational results for the third quarter ended September 30, 2015.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Operator: Greetings, and welcome to the PDI Inc. third quarter 2015 financial results conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press star zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Chris Dailey, investor relations. Thank you, Mr. Dailey. You may begin.

Mr. Chris Dailey: Thank you, Linda. And good afternoon, everyone. Thank you for joining us on the PDI conference call to review the company's financial results for the third quarter, which ended on September 30th, 2015. The news release detailing the third quarter results was issued just after 4p.m. eastern is now available on PDI's website at www.PDI-Inc.com. In addition, an archived replay of the event will be available on the PDI website.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Before we get started, during the course of this conference call, the company will make forward-looking statements. We caution you, caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the corporation's financial projections, expectations, plans, beliefs, and prospects. These statements are based on judgment and analysis as of the date of the conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks and uncertainties associated with forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's news release, as well as PDI's public periodic filings with the SEC, including the discussion in the risk factor section of our 2014 annual report on Form 10-K. And our quarterly report on Form 10-Q for the period ending June 30th, 2015. Investors or potential investors should read these risks. PDI assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, to supplement GAAP numbers, we have provided non-GAAP information. We believe that these non-GAAP numbers provide meaningful supplemental information, are helpful in assessing our historical and future performance. A table reconciling the GAAP information to non-GAAP information is included in our financial release which is available on our website.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Finally, we recently entered in an agreement to sell our commercial services business to Publicis Touchpoint Solutions. We intend to file with the SEC a proxy statement and other relevant materials with respect to a special meeting of the stockholders to approve the sale. Our stockholders are urged to read these materials once they are available. A fuller description of the proposed sale of our CSO business and where to find additional information is described in the news release.

Now, I'd like to turn the call over to Nancy Lurker, President and Chief Executive Officer of PDI.

Ms. Nancy Lurker: Thank you, Chris. Good afternoon, everyone, and thank you for joining us for a review of our 2015 third quarter results. Joining me today is Graham Miao, our Chief Financial Officer. I'll begin today's call by detailing our recently announced sale of PDI's commercial services business, followed by an overview of Interpace Diagnostics performance in the third quarter.

I'll then hand the call off to Graham for a discussion of the financial results. Early last week on November 2nd, we announced that PDI enter into a definitive asset purchase agreement with Publicis Healthcare Communications to sell our commercial services business. At closing, which we are targeting to be during the current fourth quarter, the agreement will be worth up to 32.5 million in an upfront payment, 7 million of which contingent upon securing certain CSO client commitments, and a future contingent earn out payment based upon 2016 CSO revenue expected to range from 5 to 15 million.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Our Board of Directors has approved the proposed transaction and 46 percent of our outstanding shares have agreed, subject to certain conditions, to vote in favor of the sale. We believe that the agreement is a win/win situation for both companies as well as our stakeholders. We are confident that the deal maximizes the value of our CSO business for shareholders. Our commercial services clients will have the opportunity to work with a significantly larger organization with improved resources while still receiving first-class results that they've come to expect from PDI.

Our employees that migrate to Publicis will have enhanced career opportunities working for a significantly strengthened CSO, with a substantially broader services footprint. From the beginning, our objective was to focus the resources gained in the agreement on the development of Interpace Diagnostics, our growing molecular diagnostics business. We intend to use approximately 22 million of cash proceeds from the sale to pay off our existing commercial debt.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

We expect the remaining cash proceeds, net of transaction costs, to improve our balance sheet by approximately 2 to 9 million, contingent on securing certain CSO client commitments and subject to customary working capital adjustments.

This improved balance sheet will allow us to further develop our commercial capabilities and clinical capacity for our new products. I want to emphasize that our team will retain our core commercial expertise, which is one of our competitive differentiators in the molecular diagnostic space. In fact, we've spent the, the past several quarters establishing a commercial infrastructure at Interpace Diagnostics, including enhanced sales and marketing operations.

And we have a lot to show from our effort, which is just about a year old. It was November 2014 when we acquired the operations that are now known as Interpace Diagnostics. We are making significant strides, oftentimes faster than others in our market, in gaining national payer coverage, generating strong clinical data to support our assays with rigorous signs, and showing solid sequential growth in test volumes.

For example, after one year, our tests have gained reimbursement for a 109 million lives. And our Thyroid tests grew 36 percent sequentially in the third quarter. However, we have experienced some challenges, particularly related to collecting revenue for PancraGen, our pancreatic cancer test. The billing issues we faced last quarter, while improved, still have some small final cleanup to complete along with hospital Medicare rules that are slowing the test uptake.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

PancraGen does represent the bulk of our 2015 revenue collections and as a result, we are revising our full year revenue guide for Interpace Diagnostics to be approximately 9 to 10 million. Graham will later provide a more detailed review in his remarks. In tackling the challenges to our 2015 PancraGen revenue growth, our team is actively involved in addressing the legacy billing issues related to PancraGen. Specifically, we've cleaned up almost all of the past billing issues and are now engaging these hospitals directly to re-initiate use of PancraGen.

Further, we've begun the process of applying for local MAC coverage in other jurisdictions beyond Novitas, as hospitals outside of the Novitas regions have had trouble getting Medicare reimbursement. Despite these headwinds, we continue to add new physicians ordering PancraGen, new plans covering PancraGen, and new publications demonstrating the value of PancraGen. Additionally, we continue to receive favorable coverage decisions from large payers, including the entirety of Humana's network.

We are also pleased to announce that as of today, CMS has posted permanent LCD coverage effective 12/31/2015 from Novitas, our local MAC, who is also confirmed to maintain reimbursement for PancraGen at 3,100 dollars. As you may recall, PancraGen had a provisional LCD code subject to certain clinical conditions being met. We are gratified to now have a permanent LCD code for PancraGen. We have also initiated speaker programs with our KOLs to raise doctor awareness of the benefit of molecular diagnostic tests for pancreatic cysts.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Our team is focused on its messaging and concentrated on educating doctors about the benefit of PancraGen. Of course, one excellent way to educate doctors about PancraGen is by generating impressive data that reaffirms our confidence in the cost efficiency and clinical efficacy of the test. Most recently, clinicians presented two posters during the American College of Gastroenterology annual scientific meeting and post-graduate course.

The posters demonstrated PancraGen's ability to provide both sensitivity and specificity, which ultimately produces better patient results than the current Sendai guidelines.

We are also focused on producing further clinical utility data, which should enhance payer coverage going forward. Our study demonstrating PancraGen’s clinical utility has been accepted by a major medical journal, and we look forward to sharing those results with you when they become public. We firmly believe that PancraGen has the potential to be a valuable test for physicians and patients with pancreatic cysts.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

It has the opportunity to lower healthcare costs and reduce the number of unnecessary pancreatic Whipple surgeries, which are highly invasive and carry a high morbidity and immortality risk. Also, there is no other molecular test on the market today to help diagnose the risk of cancer for pancreatic cysts. As we execute our action plan to close out the remaining billing issues and build awareness around PancraGen, we are confident that its adoption and procedure volumes will accelerate, which will drive revenue growth.

Now, let me move to our commercialized thyroid tests, ThyGenX and ThyraMIR. The two tests have both high sensitivity and specificity that corresponds to clinically actionable negative predicted value of 94 percent to rule out benign nodules. And a positive predicted value of 74 percent to rule in malignant nodules. This provides physicians with the confidence to more accurately identify and rule out thyroid cancer with the single testing service, providing what we believe to be a superior solution that is unsurpassed in the current market.

In addition, we now have the capability to offer not only fine needle aspiration sample processing, but also the ability to process thyroid nodule cytology slides, Thin Prep cytology slides, and formalin-fixed paraffin-embedded samples, otherwise known as FFPEs. No other company can offer this breadth of thyroid nodule services to endocrinologists and pathologists.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

We presented these results at the 15th International Thyroid Congress and 85th Annual Meeting of the American Thyroid Association, in October. And we expect them to help drive payer coverage and increase procedure volumes to a much greater level than what we've already achieved. Because of our superior offering, in the third quarter, both ThyGenX and ThyraMIR generated 36 percent sequential procedure volume increases compared to the second quarter.

We are excited about the accelerated procedure growth and expect revenue to catch up with the volume as coverage expands. We currently have four payer networks covering our thyroid tests and a total of 92 million covered lives mostly for ThyGenX, with ThyraMIR coverage beginning to pick up momentum. Our fourth test, BarreGen for Barrett's Esophagus has been released to a select group of key opinion leaders and will have its full commercial launch in 2016.

As a reminder, Barrett’s Esophagus is a rapidly growing diagnosis that affects approximately 3 million people in the U.S. and overtime can progress to esophageal cancer. BarreGen will help physicians differentiate between patients at high risk of progression from those at low risk of progression, well before observable changes in the cells. There is no other test today that provides diagnostic and prognostic solutions to help physicians identify patients that are at risk for esophageal cancer. There is a high-end met need for this rapidly growing disease, and we consider BarreGen one of our key long term growth drivers.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

We've been working closely with our Scientific Advisory Board to ensure a successful commercial launch in 2016. In May, we presented our base study at Digestive Disease Week, which demonstrated the BarreGen had an overall accuracy of 95 percent in identifying patients who progressed to cancer from those who did not progress to cancer. Similar results were later published in the American Journal of Gastroenterology.

As a follow-up to the base study, our scientific team, in conjunction with the scientific advisors, has been conducting a much larger belonged study with 200 patients, which is progressing nicely and is on track for unblinding. We expect to have final results sometime in the first quarter and expect a full commercial launch in 2016. We are very excited about BarreGen's potential and look forward to keeping you updated on its progress.

Given our focus on Interpace Diagnostics, which will be a considerably smaller company than PDI, after closing the transaction with Publicis we have begun a corporate restructuring initiative to reduce spending. Before I hand the call off to Graham, I would like to reiterate that we are in a transformative period in our company's history. After we close the transaction, we will focus all of our efforts on Interpace Diagnostics.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

We will continue to execute our strategy to drive volume growth and increase payer coverage to impressive clinical data and higher physician awareness. We are confident that our three commercialization tests along with soon-to-be-launched BarreGen have a significant opportunity to reduce healthcare costs and improve patient outcomes. With that, I'll hand the call off to Graham Miao, PDI's Chief Financial Officer.

Mr. Graham Miao: Thank you, Nancy. And good afternoon, everyone. Today, I will highlight recent financial developments. Then I will focus on some key elements in our financial statements. And finally, I will provide an update on our 2015 financial guidance.

As a reminder, PDI currently operates in two reporting segments; commercial services, the CSO business, and Interpace Diagnostics, our molecular diagnostics business. As you all know, we recently announced the definitive asset purchase agreement with Publicis Healthcare Communications Group to acquire PDI's Commercial Services CSO business.

This transaction is subject to PDI's shareholder approval and is expected to close in the fourth quarter this year. Shareholders representing approximately 46 percent of PDI's outstanding shares have agreed to vote in favor of the transaction. The results from the third quarter include our commercial services operations. Additionally, our full year 2015 guidance is based on the assumption that we will close the sale of our commercial services business near the end of this year.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

To begin, I would like to review the highlights of our third quarter financial results. Total net revenue for the third quarter was $36.6 million, and an increase of 29 percent over the third quarter of 2014. By segment, commercial services net revenue was a $34.1 million, a year over year increase of 21 percent. Interpace Diagnostics, or IDX, net revenue was $2.5 million, and 11 percent sequential increase as compared to 6.4 percent sequential growth during the second quarter.

The accelerated growth rate in IDX revenue was primarily due to, driven by the growth momentum of our thyroid and molecular tests. As a reminder, PDI recognized very limited revenue from Interpace Diagnostics during the third quarter of 2014, because PDI's principle diagnostics assets were acquired in the fourth quarter of 2014. Gross profit for the third quarter was $7.2 million, or 19.7 percent of net revenue. During the quarter, commercial services growth profit was $6.5 million or 19.1 percent of net revenues, reflecting primarily higher than anticipated call volumes related to the Established Relationship Team, ERT.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Interpace Diagnostic gross profit was 0.7 million or 28.2 percent, an increase from the second quarter's gross profit of 17.8 percent. As we have previously discussed, we expect the growth profit margin generated from Interpace Diagnostic business will continue to improve as revenue grows, benefitting from operational leverage. Total operating expenses, excluding acquisition related amortization expense, in the third quarter were $10.2 million as compared to $6.9 million in 2014, primarily due to the investment spending in Interpace Diagnostics.

We did lower Interpace’s overall operating expenses during the quarter to $4.4 million from $5.1 million in the second quarter, primarily due to the reduced G&A expense. Cash utilization during the quarter was $5.4 million, and we finished the quarter with cash and cash equivalents of approximately $9 million. Cash utilization for the nine months was $14.1 million.

Given our anticipated revenue growth, improved growth margin, and the implementation of a reduced operating expense plan, we expect our cash utilization to improve over time. To help strengthen the balance sheet, we recently launched an at-the-market offering program of $5 million to gain access to capital as appropriate. We believe the limited program is in the company’s best interest and allows for additional capital in a cost effective manner during the transition period we are currently in.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Moving on to financial guidance. As I mentioned, we are basing our full year companywide outlook on the assumption that we will close our CSO definitive asset purchase agreement by the end of the year. With that expectation, we are reaffirming our companywide total net revenue guidance for 2015 to be in the range of 136 million dollars to 140 million dollars.

This includes commercial services revenue of $127 to $130 million. As Nancy discussed earlier, we are refining our guidance for Interpace Diagnostics to be in the range of $9 to $10 million. This is a result of lingering historical bidding issues related to PancraGen that came from RedPath’s acquisition last year, as well as a slower than anticipated uptake for revenue from this test and the anticipated time lag in the conversion of the growing thyroid tests to revenue. We have developed an action plan to address these, these issues and do not expect them to continue over the intermediate or long term. We are reiterating our gross margins guidance, which we expect to improve by 250 basis points to 18 percent from 15.5 percent in 2014. The increase is largely due to the higher level of Interpace Diagnostics sales.

Finally, adjusted operating loss is expected now to be in the range of $14 to $16 million, as compared to our previous guidance of $16 to $18 million, based on our year-to-date performance. As a reminder, we define adjusted operating loss, a non-GAAP financial measure, as operating loss from continuing operations, excluding amortization expenses of acquisition related intangible assets and other fair market, fair value adjustments.

With that, let me turn the call back to the operator for questions.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Operator: Thank you. We will now be conducting a question and answer section. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

One moment while we poll for questions. Our first question comes from Scott Henry with ROTH Capital. Go ahead.

Mr. Scott Henry: Thank you. Good afternoon. A couple questions. I guess, first, you know, start on the Interpace Diagnostics. You know, I had thought when you bought RedPath it was on a run rate of 10 million in revenues. And you've bought other things as well, and now for the third consecutive quarter you've lowered guidance to basically the same level as RedPath before you added the sales reps. What do you think's going on?

Ms. Nancy Lurker: Well, Scott, as we said on our call, first of all let me just reiterate that we anticipated there's always a lag for thyroid in terms of revenue collection. So, that's not unexpected and we're actually on track for where we expected to be. And as I mentioned, the thyroid volume is growing very nicely. So, we expect revenue to start to pick up as we go into 4Q and into next year.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

For PancraGen, I explained and I'll reiterate. We've had some historical hospital billing issues that we've had to address and we are now in the process of re-engaging those institutions that have actually stopped ordering due to those billing issues.

In parallel, we've been able to pick up additional doctors to basically keep test volume relatively stable. So, where we are right now is we've got new doctors who are starting to order and we expect that the older physicians who were ordering the test but had to stop will begin to reengage.

Finally, we are now going out and going across the country to the other local MACs, because in some situations, not all, local hospitals outside of Novitas have found it difficult to get paid by their local CMS, MAC provider. And as a result, we are now going to, and submit an application in those local MACs to get reimbursement beyond just Novitas, which is our home-based MAC.

So, with those efforts, we do think that we will continue to see uptake on PancraGen. PancraGen remains a very viable test. We're having good response from a payer coverage on it. And as I said, we were pleased that Novitas just gave us our permanent LCD coverage code this week and have reaffirmed that we will continue to be reimbursed at 3100 dollars.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

That is a very positive development. As you may recall, we had a provisional code. So, we expect to continue to do well with PancraGen. It's just taken us longer than we thought to clean up some of the issues that we've run into at the hospital level.

Mr. Scott Henry: Okay. Well, it's tough to see the continued lowering of guidance, but shifting gears--well, not really shifting gears, but what do you think is the breakeven revenue target for the diagnostics business? At what level of revenues would you at least approach cash flow breakeven?

Mr. Graham Miao: So, you know, we can, this is Graham, Scott. Hi. We look at benchmark data and also similar companies in the molecular diagnostic business. Depending on the test margins, you know, certainly for in our business, we offer high value of molecular tests. And, to to reach breakeven, if we look at the industry data and what we have seen is somewhere, north of, $50 million.

But, but it's all relative. For example, if you look at, Veracyte, they are still incurring a loss. So, it's company specific depending on the number of tests.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Mr. Scott Henry: Okay. Graham, I'll just take you at your number of $50 million. How long do you think it will take you to get to $50 million? What do you--

Ms. Nancy Lurker: Well, first of all, I want--

Mr. Scott Henry: I mean I assume that every strategy starts with getting there.

Ms. Nancy Lurker: Yeah, Scott, we're not going to give forward guidance right now. All right? So, we're going to make--this is not, we're not prepared to give forward guidance. We would expect that we can start to give guidance for next year as we go into the first of the year. But right now I don't want to get into any kind of forward guidance, looking forward two and three years.

Let me say this, all right? If you look at where we are in the trajectory that we have with our thyroid tests alone, coupled with what we think we can do with PancraGen on a modest basis, and then the upcoming launch of BarreGen. You put all those together and we remain very optimistic that we can achieve the types of revenue numbers that we've achieved in a reasonable period of time.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

The other thing though I want to state is this: we are going to maintain very tight control of our costs. Now, Graham hinted there are other companies out there, many of them much, much larger who are not still not profitable. That is not our goal. Our goal is to be able to achieve strong, solid growth without continuing losses. And you can get to where you start to see light at the end of the tunnel with profitability.

We do believe that if we are judicious in how we spend our capital, careful with how we deploy our resources, that we can get to a profitable scenario faster than other benchmarked companies.

Mr. Scott Henry: Okay. well, just a couple other questions, which should be helpful as we start thinking about this as a standalone business. Where do you--you don't even have to guide me to 2016, but if you ran your business as the diagnostic business for 2015, what would you expect the G&A in the sales and marketing budget to be? Basically I'm just asking you, what are your numbers if I pull out the CSO business?

Mr. Graham Miao: So, you will see in our proxy we're going to file, where we have standalone financials and carve-out financials. We'll file with SEC after this call. Right now we’re operating as PDI, will continue to operate as PDI and then we report in the segment reports for these two business segments. And there was cross leveraging of our corporate charges for these two businesses.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Mr. Scott Henry: Well, I mean, since you've done it already for the filing, Graham, how about a sneak peek at the preview? Where, where do you think it would be for sales and marketing in G&A?

Mr. Graham Miao: So, that’s only for the nine months, not the full year, to your question. So, we have not given full year guidance--

Mr. Scott Henry: Yeah, I'm not looking for specific numbers. I'm just looking for an idea of what the blueprint is for G&A in a sales and marketing division, you know, for running your molecular diagnostics company.

Ms. Nancy Lurker: Yeah. Let me, Scott, let me just say this. That, right now, because we've operated PDI and, I believe, reported out on our segments for 2015 nine months. So, you can look at that.

Mr. Scott Henry: Yeah.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Ms. Nancy Lurker: And then what we do expect is that as we go into 2016, but actually, you know, as we mentioned, with once the transaction closes we are preparing to be ready to rationalize that in a more cost effective way. So, what you’re seeing going forward from 2015, we expect to bring that down.

Mr. Scott Henry: Okay.

Ms. Nancy Lurker: Okay?

Mr. Scott Henry: Okay. I guess just asking in yet another way to ask the same question, where would you see your gross margins being at a steady state?

Ms. Nancy Lurker: Well, what we would project to do based on where we are once we get the ramp up going, and again I'm not going to give you a time period, but we would expect to have gross margins in the 65 to 70 percent range, as we start to see the ramp up occur and more volume starting to come into the labs. But right now, given our trajectories, we would expect that we can achieve that in a reasonable period of time.

Mr. Scott Henry: Okay. So, if I took 50 million, which Graham alluded to, and I put a 65 percent gross margin, that would seem to cover a footprint of about, you know, $25 to $30 million in SG&A. So, I guess I’ll take that as, as the answer. Thank you for the help in getting there and thank you for taking the questions.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Ms. Nancy Lurker: You’re welcome.

Mr. Graham Miao: Thank you, Scott.

Operator: Once again, if you would like to ask a question, please press star one on your telephone keypad. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment while we poll for questions. If you have a question, please press star one on your telephone keypad. Okay, it appears there are no further questions at this time. I would like to turn the floor back over to Nancy Lurker for closing comments.

Ms. Nancy Lurker: Well, thank you everyone for taking the time to listen to today's call. We are very excited about the recent developments and the company's direction. I'm looking forward to updating you on our progress as we close out 2015, and thank you for your continued interest and support.

PDI Third Quarter 2015 Earnings Conference

November-12-2015

Confirmation # 13623822

Operator: This concludes today's conference. You may disconnect your lines at this time. Thank you for your participation.

[END OF AUDIO]

Additional Information About the Transaction and Where to Find it

PDI intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant materials with respect to the proposed transaction. The proxy statement will be mailed to the stockholders of PDI. Investors and stockholders of PDI are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about PDI, Publicis and the transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by PDI with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by PDI by directing such requests to PDI, Inc., Attention: Chief Financial Officer, Morris Corporate Center I, Building A, 300 Interpace Parkway, Parsippany, NJ 07054, telephone number (800) 242-7494. Investors and stockholders of PDI are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Participants in the Solicitation

PDI and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from PDI’s stockholders in connection with the transaction. Information about the directors and executive officers, including their interests in the transaction, will be included in PDI’s proxy statement relating to the transaction when it becomes available.

Safe Harbor for Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the transaction, the possibility of obtaining a contingent payment at the closing of the transaction and a future contingent earn-out payment, the possibility of obtaining stockholder or other approvals or consents for the transaction and PDI’s future prospects. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual events or results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks and uncertainties relating to the likelihood of obtaining stockholder and other approvals or consents necessary to consummate the proposed transaction, the satisfaction of certain other closing conditions specified in the Asset Purchase Agreement, PDI’s ability to successfully close the proposed transaction and the timing of such closing and other risks detailed in PDI’s filings with the SEC, including those detailed in PDI’s Annual Report on Form 10-K, as updated by PDI’s subsequent filings with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this communication. PDI does not intend, and disclaims any obligation, to update or revise any forward-looking information contained in this communication or with respect to the matters described herein.